Exhibit 10.16

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

This Amended and Restated Employment Agreement (the “Agreement”) is entered into as of December 1, 2020 (the “Effective Date”), by and between William Ho (the “Executive”) and IN8bio, Inc., its subsidiaries, parents, affiliates, predecessors, successors and assigns (together, the “Company”) (Executive and the Company together, the “Parties”).

Recitals

WHEREAS, the Company wishes to employ Executive and Executive wishes to be employed by the Company;

WHEREAS, the Company and Executive desire to amend and restate the Employment Agreement, dated August 22, 2016, as amended by that certain Amendment to Employment Agreement, dated November 6, 2019 (as amended, the “Prior Agreement”); and

WHEREAS, the Company and Executive desire to enter into this Agreement to establish and govern the terms and conditions of Executive’s employment by the Company.

NOW THEREFORE, in consideration of the promises and mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

Agreement

In consideration of the foregoing, the parties agree as follows:

1.            Employment by the Company.

1.1            Position; Duties; Location. Subject to the terms and conditions of this Agreement, Executive shall hold the position of President and Chief Executive Officer. Executive’s activities shall be as directed by the Company’s Board of Directors (the “Board”) and shall include such duties and activities as typically associated with Executive’s position, and as otherwise may be assigned to Executive from time to time. The Board may only change or modify Executive’s title and/or duties with Executive’s written approval, which will not be unreasonably withheld. Executive shall devote Executive’s business energies, interest, abilities and productive time to the proper and efficient performance of Executive’s duties under this Agreement. Executive shall report to the Board and shall work primarily from the Company’s New York City offices or remotely, as necessary, provided that the Company reserves the right to require business travel.

1.2            Policies and Procedures. The employment relationship between the parties shall be governed by this Agreement and by the policies and practices established by the Board and provided to Executive. In the event that the terms of this Agreement differ from or are in conflict with the Company’s policies or practices, this Agreement shall control.

1.3            Exclusive Employment; Agreement not to Participate in Company’s Competitors. Except with the prior written consent of the Board, Executive will not, during the period of employment by the Company, undertake or engage in any other employment, or directly or indirectly, undertake or engage in any employment, directorships, occupation, or business activity that competes with directly or indirectly, or is known by Executive to be adverse or antagonistic to the business, prospective business, or financial or other interests of the Company, provided, however, that the Company agrees that Executive may continue to serve in any roles, positions, and/or appointments listed in Exhibit A to this Agreement, or any similar roles, positions, and/or appointments mutually agreed upon by the Company and the Executive, provided, in each case, they do not interfere with Executive’s job duties for the Company.

1.4            Start Date. Executive’s employment with the Company commenced on February 8, 2016.

2.             The Employment Period.

Executive’s employment relationship with the Company is, and shall at all times remain, at will. This means that either Executive or the Company may terminate the employment relationship at any time, for any reason or for no reason, with or without cause or advance notice.

3.	Compensation and Benefits.

3.1            Salary. Beginning on December 1, 2020, Executive shall earn a base salary of $400,000 per annum, less payroll deductions and all required withholdings (the “Base Salary”). The Company shall increase the Base Salary to $500,000, following the pricing of an initial public offering of the Company’s common stock and listing thereof on the Nasdaq Stock Market or New York Stock Exchange (or their constituent exchanges) (such event referred to as the “IPO”). The Base Salary shall be prorated for any partial year of employment on the basis of a 365-day year. The Base Salary shall be reviewed by the Board or the Compensation Committee of the Board, if applicable, no less frequently than every 12 months during the Employment Period and may be increased at the discretion of the Board (but not decreased without mutual agreement by Executive, which approval shall not be unreasonably withheld).

3.2            Performance Bonus. Each calendar year, Executive will be eligible to earn a cash bonus of up to 40% of Executive’s Base Salary based on the Board’s assessment of Executive’s individual performance and overall Company performance (the “Annual Bonus”). Executive will draft individual and Company performance goals to be approved by the Board annually upon which the Annual Bonus will be based. In addition, effective as of the date of the IPO, Executive’s Annual Bonus eligibility shall increase to 50% of Executive’s Base Salary. In order to earn and receive the Annual Bonus, Executive must remain employed by the Company through and including the bonus payout date, which will be on or before March 15th of the year following the year to which it relates, unless otherwise provided in Section 5. Executive shall be entitled to the Annual Bonus, or a percentage thereof, based on performance as set forth in the agreed upon goals.

3.3            Stock Options. Executive will be eligible to receive awards of stock options, restricted stock or other equity awards pursuant to any plans or arrangements the Company may have in effect from time to time. The Board or a committee of the Board shall determine in its discretion whether Executive shall be granted any such equity awards and the terms of any such award in accordance with the terms of any applicable plan or arrangement that may be in effect from time to time.

3.4            Standard Company Benefits. Executive shall, in accordance with Company policy and the terms of the applicable plan documents, be eligible to participate in benefits under any benefit plan or arrangement that may be in effect from time to time and made available to similarly situated Company employees. The Company reserves the right to modify, add or eliminate benefits from time to time. Executive will also be eligible to accrue and use paid time off (“PTO”) in accordance with the Company’s PTO policy.

3.5            Expense Reimbursements. The Company will reimburse Executive for all reasonable business expenses Executive incurs in conducting his duties hereunder, pursuant to the Company’s usual expense reimbursement practices.

3.6            Car and Parking Allowance. The Company will reimburse Executive up to $1,800.00 for parking and car-related payments monthly.

4.            Proprietary Information Obligations. In connection with Executive’s employment with the Company, Executive has received and had access to Company confidential information and trade secrets. Accordingly, Executive acknowledges and agrees that Executive signed, was bound by, and abided by the terms of the Employee Confidential Information and Invention Assignment Agreement, which Executive executed on August 22, 2016 (the “Prior CIIAA”). Notwithstanding, in consideration of Executive’s continued access to confidential and trade secrets, Executive agrees to review the enclosed Employee Confidential Information and Inventions Assignment Agreement and execute it on even date herewith (the “CIIAA”).

5.            Termination of Employment; Severance.

5.1            At-Will Employment. Executive’s employment relationship is at will. Either Executive or the Company may terminate the employment relationship at any time, with or without cause or advance notice.

5.2            Executive’s Resignation without Good Reason.

(a)            Executive may resign from employment with Company without Good Reason.

(b)            If Executive resigns from employment with the Company without Good Reason (as defined below), then, provided that Executive provides at least thirty (30) days prior written notice (or such shorter prior written notice period agreed to in writing tby the Company), the Company shall pay Executive, in addition to all earned but unpaid Base Salary accrued through the date of termination, all accrued but unused PTO, at the rates then in effect, less standard deductions and withholdings, and all outstanding expenses. Executive will no longer vest in any equity interests and the Company shall thereafter have no further obligations to Executive, except as may otherwise be required by law or agreed to by the Company.

5.3            Termination Without Cause; Resignation for Good Reason.

(a)            The Company may terminate Executive’s employment with the Company at any time without Cause (as defined below). Further, Executive may resign at any time for Good Reason (as defined below).

(b)            In the event Executive’s employment with the Company is terminated by the Company without Cause, Executive resigns for Good Reason then provided such termination constitutes a “separation from service” (as defined under Treasury Regulation Section 1.409A-1(h), without regard to any alternative definition thereunder, a “Separation from Service”), and provided that Executive remains in compliance with the terms of this Agreement, subject to Section 5.7, Executive shall receive the following:

(i)            The Company shall pay Executive, in addition to all earned but unpaid Base Salary accrued through the date of termination, all accrued but unused PTO, at the rates then in effect, less standard deductions and withholdings.

(ii)          The Company shall pay Executive, as severance, eighteen (18) months of Executive’s base salary in effect as of the date of Executive’s employment termination, subject to standard payroll deductions and withholdings (the “Severance”). The Severance will be paid in equal installments on the Company’s regular payroll schedule over the eighteen (18) month period following Executive’s Separation from Service; provided, however, that no payments will be made prior to the 60th day following Executive’s Separation from Service. On the 60th day following Executive’s Separation from Service, the Company will pay Executive in a lump sum the Severance that Executive would have received on or prior to such date under the standard payroll schedule but for the delay while waiting for the 60th day in compliance with Code Section 409A, with the balance of the Severance being paid as originally scheduled.

(iii)         [INTENTIONALLY OMITTED]

(iv)          Provided Executive timely elects continued coverage under COBRA, the Company shall pay Executive’s COBRA premiums to continue Executive’s coverage (including coverage for eligible dependents, if applicable) (“COBRA Premiums”) through the period (the “COBRA Premium Period”) starting on Executive’s Separation from Service and ending on the earliest to occur of: (i) eighteen (18) months following Executive’s Separation from Service; (ii) the date Executive becomes eligible for group health insurance coverage through a new employer; or (iii) the date Executive ceases to be eligible for COBRA continuation coverage for any reason, including plan termination. In the event Executive becomes covered under another employer's group health plan or otherwise cease to be eligible for COBRA during the COBRA Premium Period, Executive must immediately notify the Company of such event. Notwithstanding the foregoing, if the Company determines, in its sole discretion, that it cannot pay the COBRA Premiums without a substantial risk of violating applicable law (including, without limitation, Section 2716 of the Public Health Service Act), the Company instead shall pay to Executive, on the first day of each calendar month, a fully taxable cash payment equal to the applicable COBRA premiums for that month (including premiums for Executive and Executive’s eligible dependents who have elected and remain enrolled in such COBRA coverage), subject to applicable tax withholdings (such amount, the “Special Cash Payment”), for the remainder of the COBRA Premium Period. Executive may, but is not obligated to, use such Special Cash Payments toward the cost of COBRA premiums.

(v)           The Company will accelerate the vesting of any equity interests granted to Executive, such that the shares that would have vested in the eighteen (18) months following Executive’s Separation from Service shall be deemed vested as of Executive’s last day of employment and Executive shall have up to ninety (90) days from Executive’s last day of employment within which to exercise his vested options.

5.4            Termination for Cause, Death, or Disability.

(a)            The Company may terminate Executive’s employment with the Company at any time for Cause. Executive’s employment with the Company may also be terminated due to Executive’s death or disability.

(b)            If the Company terminates Executive’s employment for Cause, or upon Executive’s death or disability, then Executive will no longer vest in any equity interests and all payments of compensation by the Company to Executive hereunder will terminate immediately (except as to amounts already earned). The Company shall thereafter have no further obligations to Executive, except as may otherwise be required by law.

5.5            Effect of Termination. Executive agrees that should his employment be terminated for any reason, he shall be deemed to have resigned from any and all positions, including any director and/or officer positions with the Company and its affiliated entities, unless otherwise agreed to by the Company. Executive shall remain covered by all applicable insurance policies, including Director and Officer insurance.

5.6            Section 409A Compliance. It is intended that any benefits under this Agreement satisfy, to the greatest extent possible, the exemptions from the application of Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”), provided under Treasury Regulations Sections 1.409A-1(b)(4), and 1.409A-1(b)(9), and this Agreement will be construed to the greatest extent possible as consistent with those provisions, and to the extent not so exempt, this Agreement (and any definitions hereunder) will be construed in a manner that complies with Section 409A. For purposes of Section 409A (including, without limitation, for purposes of Treasury Regulations Section 1.409A-2(b)(2)(iii)), Executive’s right to receive any installment payments under this Agreement (whether severance payments, if any, or otherwise) shall be treated as a right to receive a series of separate payments and, accordingly, each installment payment hereunder shall at all times be considered a separate and distinct payment. Severance benefits shall not commence until the Executive has a “separation from service” (as defined under Treasury Regulation Section 1.409A-1(h), without regard to any alternative definition thereunder, a “separation from service”). Notwithstanding any provision to the contrary in this Agreement, if Executive is deemed by the Company at the time of termination to be a “specified employee” for purposes of Section 409A(a)(2)(B)(i), and if any of the payments set forth herein are deemed to be “deferred compensation,” then to the extent delayed commencement of any portion of such payments is required in order to avoid a prohibited distribution under Section 409A(a)(2)(B)(i) and the related adverse taxation under Section 409A, such payments shall not be provided prior to the earliest of (i) the expiration of the six-month period measured from the date of termination, (ii) the date of Executive’s death or (iii) such earlier date as permitted under Section 409A without the imposition of adverse taxation. Upon the first business day following the expiration of such period, all payments deferred pursuant to this paragraph shall be paid in a lump sum, and any remaining payments due shall be paid as otherwise provided herein. No interest shall be due on any amounts so deferred. Finally, if the period during which Executive may consider and sign a release in connection with the receipt of severance benefits spans two calendar years, the payment of severance will not be made or begin until the later calendar year.

5.7            Release. As a condition precedent to receipt of the benefits set forth in Section 5.3 above or Section 6 below, Executive shall furnish to the Company an executed waiver and release of claims in a form to be provided by the Company, which shall include confidentiality, non-disclosure, and non-disparagement provisions, and may include an obligation for Executive to provide reasonable transition assistance (the “Release”) within the time period specified therein, but in no event later than forty-five days following Executive’s termination, unless otherwise provided by law. Executive acknowledges and agrees that such transition services shall be fully compensated by the benefits described herein.

6.            Benefits in Connection with Change In Control

6.1            Termination of Employment in Connection with a Change in Control. If there is a Change in Control (as defined below) and (i) Executive’s employment is terminated Without Cause (as defined below), or (ii) Executive terminates his/her employment with Good Reason (as defined below), in each case within three (3) months prior to, or twelve (12) months following, the effective date of the Change in Control, and provided a Release (as discussed in Section 5.7) has become effective, then, in substitution for any benefits provided in Section 5.3, Executive shall be entitled to the following benefits: (A) a lump sum payment equal to the sum of (y) eighteen (18) months of Executive’s then-current annual Base Salary and (z) 150% of the current target Annual Bonus, to be made not later than 60 days following Executive’s date of termination; and (B) the amount of any COBRA continuation premium payments made by Executive during the eighteen (18) month period following the date of termination, or the period ending when Executive becomes eligible for comparable group medical benefits from another source (whichever comes first). For avoidance of doubt, under no circumstances shall Executive receive benefits under both this Section 6.1 and Section 5.2.

6.2            Acceleration of Options; Change in Control. If the Company terminates Executive’s employment with the Company without Cause, or Executive resigns for Good Reason, in either case within three (3) months prior to, or twelve (12) months following the closing of a Change in Control (as defined below), then in addition to the benefits set forth in Section 6.1 and pursuant to the terms of Section 5.7, the Company will fully accelerate the vesting of any equity interests granted to Executive, such that 100% of the then-unvested shares subject to such equity interests will be deemed vested as of Executive’s last day of employment, and Executive shall have up to ninety (90) days from Executive’s last day of employment within which to exercise his vested options.

7.            Definitions

7.1            Cause. For purposes of this Agreement, “Cause” shall mean the occurrence of any of the following: (i) Executive’s conviction of any felony or any crime involving fraud or dishonesty; (ii) Executive’s participation in fraud, act of dishonesty or act of gross misconduct against the Company and/or its Board that results in material and demonstrably financial or reputational harm to the Company; or (iii) Executive’s material violation of any statutory or fiduciary duty, or duty of loyalty, owed to the Company. Prior to a termination for Cause pursuant to (ii) or (iii) above, to the extent such event(s) is capable of being cured by Executive, (A) the Company shall give Executive written notice of such event(s), which notice shall specify in reasonable detail the circumstances constituting Cause, (B) Executive shall have thirty (30) days after the delivery of such notice to cure the event(s) giving rise to Cause.

7.2            Good Reason. For purposes of this Agreement, Executive shall have “Good Reason” for resignation from employment with the Company if any of the following actions are taken by the Company without Executive’s prior written consent: (a) a material reduction in Executive’s base salary, which the parties agree is a reduction of at least 10% of Executive’s Base Salary, which has been mutually agreed to by Executive pursuant to a salary reduction program; or (b) a material reduction in Executive’s duties (including responsibilities and/or authorities); or (c) relocation of Executive’s principal place of employment to a place that increases Executive’s one-way commute by more than fifty (50) miles as compared to Executive’s then-current principal place of employment immediately prior to such relocation. In order to resign for Good Reason, Executive must provide written notice to the Board within 30 days after the first occurrence of the event giving rise to Good Reason setting forth the basis for Executive’s resignation, allow the Company at least 30 days from receipt of such written notice to cure such event, and if such event is not reasonably cured within such period, Executive must resign from all positions Executive then holds with the Company not later than 90 days after the expiration of the cure period.

7.3            Change in Control. For purposes of this Agreement, “Change in Control” is defined in the Company’s 2018 Equity Incentive Plan.

8.            Parachute Payments

8.1            Except as otherwise provided in Section 8.2 below, if it is determined in accordance with Section 8.4  below that any portion of the Payments (as defined in Section 8.5(b)) that otherwise would be paid or provided to the Executive or for his benefit in connection with the 280G Change in Control would be subject to the excise tax imposed under section 4999 of the Code (“Excise Tax”), then such Payments shall be reduced by the smallest amount necessary in order for no portion of the Executive’s total Payments to be subject to the Excise Tax.

8.2            No reduction in any of the Executive’s Payments shall be made pursuant to Section 8.1 above if the After Tax Amount of the Payments payable to him without such reduction would exceed the After Tax Amount of the reduced Payments payable to him in accordance with Section 8.1 above. For purposes of the foregoing, (i) the “After Tax Amount” of the Executive’s Payments, as computed with, and as computed without, the reduction provided for under Section 8.1, shall mean the amount of the Payments, as so computed, that the Executive would retain after payment of all taxes (including without limitation any federal, state or local income taxes, the Excise Tax or any other excise taxes, any employment, social security or medicare taxes, and any other taxes) imposed with respect to such Payments in the year or years in which payable; and (ii) the amount of such taxes shall be computed at the rates in effect under the applicable tax laws in the year in which the 280G Change in Control occurs, or if then ascertainable, the rates in effect in any later year in which any Payment is expected to be paid following the 280G Change in Control (and if not so ascertainable, using then current rates), and in the case of any income taxes, by using the maximum combined federal, state  and (if applicable) local income tax rates then in effect under such laws.

8.3            Any reduction in the Executive’s Payments required to be made pursuant to Section 8.1 above (the “Required Reduction”) shall be made as follows: first, any outstanding performance-based cash or equity incentive awards the performance periods for which had not ended, and the performance goals for which had not been attained, prior to the occurrence of the 280G Change in Control, to the extent such awards are treated as Payments as defined in Section 8.5(b) below, shall be reduced, by cancellation of the acceleration of the vesting and time of payment of such awards; second, any severance payments or benefits, or any other Payments the full amounts of which are treated as contingent on the 280G Change in Control pursuant to paragraph (a) of Treas. Reg. §1.280G-l, Q/A 24 shall be reduced; and third, any cash or equity awards, or nonqualified deferred compensation amounts, that vest solely based on the Executive’s continued service with the Company, and that pursuant to paragraph (c) of Treas. Reg. § 1.280G-l, Q/A 24 are treated as contingent on the 280G Change in Control because they become vested as a result of the 280G Change in Control, shall be reduced, by canceling the acceleration of their vesting.  In each case, the amounts described in clauses first, second and third of the preceding sentence, (x) shall be reduced only to the extent of the portion thereof, if any, that is treated as contingent on the 280G Change in Control under the regulations issued under Code section 280G,  (y) shall be reduced in the inverse order of their originally scheduled dates of payments or vesting, as applicable, and  (z) shall be so reduced only to the extent necessary to achieve the Required Reduction. Notwithstanding the foregoing, if the Required Reduction would result in any portion of the Payment being subject to taxes pursuant to Section 409A of the Code that would not otherwise be subject to taxes pursuant to Section 409A of the Code, then the Reduced Reduction shall be modified so as to avoid the imposition of taxes pursuant to Section 409A of the Code as follows: (A) as a first priority, the modification shall preserve to the greatest extent possible, the greatest economic benefit for Executive as determined on an after-tax basis; (B) as a second priority, Payments that are contingent on future events (e.g., being terminated without cause), shall be reduced (or eliminated) before Payments that are not contingent on future events; and (C) as a third priority, Payments that are “deferred compensation” within the meaning of Section 409A of the Code shall be reduced (or eliminated) before Payments that are not deferred compensation within the meaning of Section 409A of the Code.

8.4            The determinations made pursuant to this Section 8, and the assumptions to be utilized in arriving at such determinations, shall be made by a nationally recognized accounting or consulting firm chosen by the Board or a committee thereof (the “280G Calculation Firm”) at the expense of the Company. The 280G Calculation Firm shall take into account whether, and to what extent (if any), such Payments or portions thereof may properly be treated as “reasonable compensation for personal services rendered” by the Executive before, or after, the 280G Change in Control, within the meaning of Code section 280G(b)(4) and the regulations issued thereunder, as well as any other appropriate provisions of Section 280G of the Code and the regulations thereunder that may cause such Payments to appropriately be characterized as other than “parachute payments.” The 280G Calculation Firm shall provide a written report of its determinations hereunder, including detailed supporting calculations, both to the Executive and to the Company. The determinations made by the 280G Calculation Firm hereunder shall be binding upon the Executive and the Company absent manifest error.

8.5            For purposes of this Agreement, the following terms shall have the following respective meanings:

(a)            “280G Change in  Control” shall mean a change in the ownership or effective control of the Company or in the ownership of a substantial portion of the assets of Company, as determined in accordance with section 280G(b)(2) of the Code and the regulations issued thereunder.

(b)            “Payment” shall mean any payment or benefit in the nature of compensation that is to be paid or provided to the Executive or for her benefit in connection with a 280G Change in Control (whether under this Agreement or otherwise, including by the entity, or by any affiliate of the entity, whose acquisition of the stock or assets of  the Company or any of their affiliates constitutes the  280G Change in Control), if the Executive is a “disqualified individual” (as defined in section 280G(c) of the Code) at the time of the 280G Change in Control, to the extent that such payment or benefit is “contingent” on the 280G Change in Control within the meaning of section 280G(b)(2)(A)(i) of the Code and the regulations issued thereunder.

8.6            If Executive receives a Payment for which a Required Reduction was made so that the Excise Tax did not apply to the Payment and the Internal Revenue Service determines thereafter that some portion of the Payment is subject to the Excise Tax, Executive shall promptly return to the Company a sufficient amount of the Payment (after reduction pursuant to Section 8.1this Agreement so that no portion of the remaining Payment is subject to the Excise Tax; however, to the extent the Payment was made pursuant to Section 8.2 above with no reduction to the Payment , Executive shall have no obligation to return any portion of the Payment pursuant to the preceding sentence.

9.            Arbitration. To ensure the timely and economical resolution of disputes that may arise in connection with Executive’s employment with the Company, Executive and the Company agree that any and all disputes, claims, or causes of action arising from or relating to the enforcement, breach, performance, negotiation, execution, or interpretation of this Agreement, the CIIAA, or Executive’s employment, or the termination of Executive’s employment, including but not limited to all statutory claims, with the exception of discrimination and harassment claims, will be resolved pursuant to the Federal Arbitration Act, 9 U.S.C. §1-16 (the “FAA”), and to the fullest extent permitted by law, by final, binding and confidential arbitration by a single arbitrator conducted in New York, New York by Judicial Arbitration and Mediation Services Inc. (“JAMS”) under the then applicable JAMS rules (at the following web address: https://www.jamsadr.com/rules-employment-arbitration/); provided, however, this arbitration provision shall not apply to sexual harassment and discrimination claims to the extent prohibited by applicable law that is not preempted by the FAA. A hard copy of the rules will be provided to Executive upon request. A hard copy of the rules will be provided to Executive upon request. By agreeing to this arbitration procedure, both Executive and the Company waive the right to resolve any such dispute through a trial by jury or judge or administrative proceeding. In addition, all claims, disputes, or causes of action under this section, whether by Executive or the Company, must be brought in an individual capacity, and shall not be brought as a plaintiff (or claimant) or class member in any purported class or representative proceeding, nor joined or consolidated with the claims of any other person or entity. The Arbitrator may not consolidate the claims of more than one person or entity, and may not preside over any form of representative or class proceeding. To the extent that the preceding sentences regarding class claims or proceedings are found to violate applicable law or are otherwise found unenforceable, any claim(s) alleged or brought on behalf of a class shall proceed in a court of law rather than by arbitration. The Company acknowledges that Executive will have the right to be represented by legal counsel at any arbitration proceeding. Questions of whether a claim is subject to arbitration under this Agreement) shall be decided by a federal court in the State of New York. However, procedural questions which grow out of the dispute and bear on the final disposition are matters for the arbitrator. The arbitrator shall: (a) have the authority to compel adequate discovery for the resolution of the dispute and to award such relief as would otherwise be permitted by law; (b) issue a written arbitration decision, to include the arbitrator’s essential findings and conclusions and a statement of the award; and (c) be authorized to award any or all remedies that Executive or the Company would be entitled to seek in a court of law. The Company agrees to pay the costs and fees of the arbitration, including the arbitrator’s fees. Each party shall pay their own attorneys’ fees and costs, except that in any action to enforce any of the provisions of this Agreement or the the CIIAA, the prevailing party shall be entitled to recover its reasonable attorney’s fees and costs, if not prohibited by applicable law, in addition to any other damages and remedies available at law or in equity. Nothing in this Agreement is intended to prevent either Executive or the Company from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any such arbitration. Any awards or orders in such arbitrations may be entered and enforced as judgments in the federal and state courts of any competent jurisdiction. To the extent applicable law prohibits mandatory arbitration of sexual harassment or discrimination claims and is not preempted by the FAA, in the event Executive intends to bring multiple claims, including a sexual harassment or discrimination claim, the sexual harassment and/or discrimination claims may be publicly filed with a court, while any other claims will remain subject to mandatory arbitration.

10.          Indemnification and Directors and Officers’ Insurance.

10.1          The Indemnification Agreement between Incysus Therapeutics, Inc. (now the Company) and Executive, dated May 7, 2018, will remain in effect following Executive’s separation from the Company for any reason.

11.          General Provisions.

11.1          Representations and Warranties. Executive represents and warrants that Executive is not restricted or prohibited, contractually or otherwise, from entering into and performing each of the terms and covenants contained in this Agreement, and that Executive’s execution and performance of this Agreement will not violate or breach any other agreements between the Executive and any other person or entity.

11.2          Advertising Waiver. Executive agrees to permit the Company, and persons or other organizations authorized by the Company, to use, publish and distribute advertising or sales promotional literature concerning the products and/or services of the Company in which Executive’s name and/or pictures of Executive appear. Executive hereby waives and releases any claim or right Executive may otherwise have arising out of such use, publication or distribution.

11.3          D&O Insurance. Executive shall be entitled to indemnification from the Company pursuant to, and in accordance with the terms of, (i) the Company’s charter and bylaws, to the extent that indemnification of Executive is provided for therein, and (ii) any D&O insurance policy covering Executive purchased by the Company.

11.4          Tax Withholding. All payments and awards contemplated or made pursuant to this Agreement will be subject to withholdings of applicable taxes in compliance with all relevant laws and regulations of all appropriate government authorities. Executive acknowledges and agrees that the Company has neither made any assurances nor any guarantees concerning the tax treatment of any payments or awards contemplated by or made pursuant to this Agreement. Executive has had the opportunity to retain a tax and financial advisor and fully understands the tax and economic consequences of all payments and awards made pursuant to the Agreement.

11.5          Miscellaneous. This Agreement, along with the CIIAA, constitutes the complete, final and exclusive embodiment of the entire agreement between Executive and the Company with regard to its subject matter. It is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein, and it supersedes any other such promises, warranties or representations, including, but not limited to the Prior Agreement (as amended) and the Prior CIIAA with the exception of any stock or equity agreement between Executive and the Company. This Agreement may not be modified or amended except in a writing signed by both Executive and a duly authorized member of the Board. This Agreement will bind the heirs, personal representatives, successors and assigns of both Executive and the Company, and inure to the benefit of both Executive and the Company, and to his and its heirs, successors and assigns. If any provision of this Agreement is determined to be invalid or unenforceable, in whole or in part, this determination will not affect any other provision of this Agreement and the provision in question will be modified so as to be rendered enforceable. This Agreement will be deemed to have been entered into and will be construed and enforced in accordance with the laws of the State of New York. Any ambiguity in this Agreement shall not be construed against either party as the drafter. Any waiver of a breach of this Agreement shall be in writing and shall not be deemed to be a waiver of any successive breach. This Agreement may be executed in counterparts and facsimile signatures will suffice as original signatures.

[Signature Page Follows]

In Witness Whereof, the parties have executed this Agreement as of the day and year first written above.

IN8bio, Inc.

By:	/s/ Alan Roemer

Name:	Alan Roemer
Title:	Chairman, Board of Directors

Accepted and agreed:
/s/ William Ho
William Ho

Exhibit A

Permitted Non-Company Positions

1.	Managing member of AlephPoint Capital Management and its related entities